EXHIBIT (1)(b)

RESOLUTION AUTHORIZING SEPARATE ACCOUNT MERGER

CERTIFICATION

I, Alison Ryan, being duly appointed Assistant Secretary of Transamerica Financial Life Insurance Company (“TFLIC”), a life insurance company organized and existing under the laws of New York, hereby certify that the following is a true and correct copy of resolutions adopted by the Board of Directors of TFLIC at a meeting held on March 25, 2013, and said resolutions are still in full force and effect:

RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized to merge, combine or otherwise reorganize any and/or all of the Company’s separate accounts that support variable insurance products issued by the Company as such officers deem necessary or appropriate for the efficient administration of the separate accounts.

FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any registration statement and amendments thereto with the Securities and Exchange Commission, the execution of and filing of ay applications for exemption or approval, the execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate account.

FURTHER RESOLVED, that all prior resolutions and authorizations of the Board of Directors of the Company with respect to the surviving separate accounts remain in full force and effect.

Dated this 16th day of May, 2013.

/s/ Alison Ryan
Alison Ryan
Assistant Secretary